Exhibit 99.1
Dollar Tree Announces Leadership Changes

•Steve Schumacher promoted to Executive Vice President and Chief People Officer
•Jocelyn “Jocy” Konrad named Chief of Dollar Tree Stores and Enterprise Store Operations
•Jason Nordin named President of Family Dollar Stores to play key leadership role in review of strategic alternatives

CHESAPEAKE, VA.--Nov. 13, 2024--Dollar Tree, Inc. (NASDAQ: DLTR) today announced several updates to its executive leadership team. These strategic shifts have been implemented to further position Dollar Tree and Family Dollar for success in the future.

Steve Schumacher Promoted to Executive Vice President and Chief People Officer
Steve Schumacher has been promoted to Executive Vice President and Chief People Officer, effective immediately. Schumacher, who has served as Interim Chief People Officer for the past six months, will continue to lead all Human Resources (HR) functions for the Dollar Tree and Family Dollar banners.

Schumacher joined Dollar Tree in 2018 and has nearly 20 years of HR experience. Prior to his role as Interim Chief People Officer, Schumacher served as Senior Vice President of Human Resources, where he led HR for the Dollar Tree and Family Dollar banners, inclusive of corporate functions, Field, Supply Chain, HR Compliance, Labor Relations, and People Solutions.

“Steve has consistently demonstrated an unwavering commitment to fostering a workplace where our associates feel valued and empowered,” said Mike Creedon, Interim CEO, Dollar Tree Inc. “Steve’s leadership, deep expertise, and ability to align our people strategy to the ever-changing needs of our business have been instrumental in driving us forward. I am pleased to officially name Steve as our Executive Vice President and Chief People Officer, and I’m confident that his people-first approach will continue to strengthen our organization and support our more than 200,000 associates in reaching their full potential.”

Jocelyn Konrad named Chief of Dollar Tree Stores and Enterprise Store Operations; Jason Nordin named President of Family Dollar Stores
Jocelyn “Jocy” Konrad has been appointed Chief of Dollar Tree Stores and Enterprise Store Operations, with oversight of all Dollar Tree stores and enterprise store operations services. Jason Nordin has been named President of Family Dollar Stores to play a key leadership role in the banner’s formal review of strategic alternatives. Both Konrad and Nordin joined the organization in Sept. 2023.

“We are incredibly fortunate to have two exceptional leaders in Jocy and Jason, who bring unparalleled expertise and commitment to the Dollar Tree and Family Dollar banners,” said Creedon.

He went on to say, “In just over a year, Jocy has unlocked substantial value for the Family Dollar business, delivering on financial commitments, elevating the brand, and exceeding operational expectations for the banner. Jocy is a dynamic, results-focused leader and I couldn’t be more pleased to expand her scope of responsibility to lead our growing Dollar Tree brand, guide the rollout of our multi-price expansion, and oversee enterprise store operations.

Creedon continued, “Jason has consistently demonstrated that he is an effective and forward-thinking leader. In his time overseeing the Dollar Tree banner, Jason has shown a deep commitment to both people and performance, which has not only strengthened our store operations, but has also fostered a culture rooted in our core values. Jason’s operational expertise, business agility, and financial acumen will be instrumental in guiding the next chapter for Family Dollar.”

About Steve Schumacher
Before joining Dollar Tree, Schumacher was the North American Vice President of Human Resources at National Express, a global leading transportation provider of student transportation and transit operations. Prior to that, he spent 14 years at Sears Holdings in HR roles of increasing responsibility, including Divisional Vice President of Human Resources, where he led HR for the Sears and Kmart retail banners. He was also the head of Learning & Development for the Sears organization. Schumacher began his management career with the global hospitality brand Marriott International where he held various leadership positions. Schumacher received his MBA and bachelor’s degrees from Roosevelt University in Chicago. He achieved his Chief Human Resources Officer certification from the Wharton Aresty Institute of Executive Education in 2022.

About Jocelyn Konrad
Konrad has more than 30 years of operational experience and prior to leading Family Dollar, she served as Executive Vice President and Chief Pharmacy Officer at Rite Aid Corporation. Konrad held multiple leadership roles at Rite Aid and earlier in her career held senior management positions at Eckerd Pharmacy and Thrift Drug. Konrad holds a Bachelor of Science degree in pharmacy from Philadelphia College of Pharmacy and Science. She is a registered pharmacist in Pennsylvania and has been named to the list of Top Women in Retail and Most Influential Women by Mass Market Retailer.

About Jason Nordin
Nordin has more than 20 years of business development and operational experience, and prior to joining Dollar Tree, he was Chief Operating Officer of Pilot Company where he led 23,000 team members at the company’s 650+ travel centers and quick-serve restaurants across the U.S. and Canada. Before his time at Pilot, Jason served in leadership positions at Whirlpool, Tyco International, and Abbott Laboratories. Nordin holds a Bachelor of Science degree in mechanical engineering and a Master of Science degree in operations management from Northwestern University. He earned his MBA in strategy and finance from the Kellogg School of Management at Northwestern University.

About Dollar Tree, Inc.
Dollar Tree, a Fortune 200 Company, operated more than 16,300 stores across 48 states and five Canadian provinces as of August 3, 2024. Stores operate under the brands of Dollar Tree, Family Dollar, and Dollar Tree Canada. To learn more about the Company, visit www.DollarTree.com.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: Our press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as: “believe”, “anticipate”, “expect”, “intend”, “plan”, “view”, “target” or “estimate”, “may”, “will”, “should”, “predict”, “possible”, “potential”, “continue”, “strategy”, and similar expressions. For example, our forward-looking statements include statements relating to our plans and expectations regarding our leadership team, our strategic initiatives and our business, and other plans, objectives, expectations

(financial and otherwise) and intentions. All such statements are subject to risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed March 20, 2024, our Form 10-Q for the most recently ended fiscal quarter and other filings we make from time to time with the Securities and Exchange Commission. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

Investors:
Robert A. LaFleur
SVP, Investor Relations
investorinfo@dollartree.com

Media:
Kate Kirkpatrick
VP, Communications
mediainquiries@dollartree.com